UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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AMAZON.COM, INC.

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NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 30, 2018

The 2018 Annual Meeting of Shareholders of Amazon.com, Inc. (the “Annual Meeting”) will be held at 9:00 a.m., Pacific Time, on Wednesday, May 30, 2018, at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, for the following purposes:

1. To elect the nine directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2018;

3. To conduct an advisory vote to approve our executive compensation;

4. To consider and act upon the shareholder proposals described in the Proxy Statement, if properly presented at the Annual Meeting; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors; (iii) “FOR” approval, on an advisory basis, of our executive compensation as described in the Proxy Statement; and (iv) “AGAINST” each of the shareholder proposals.

The Board of Directors has fixed April 5, 2018 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

David A. Zapolsky Secretary

Seattle, Washington

April 19, 2018

Important Notice Regarding the Availability of Proxy Materials for the Amazon.com, Inc. Shareholder

Meeting to be Held on May 30, 2018

The Proxy Statement and our 2017 Annual Report are available at www.envisionreports.com/amzn.

AMAZON.COM, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 30, 2018

General

The enclosed proxy is solicited by the Board of Directors of Amazon.com, Inc. (“Amazon” or the “Company”) for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time, on Wednesday, May 30, 2018, at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, and at any adjournment or postponement thereof. Our principal offices are located at 410 Terry Avenue North, Seattle, Washington 98109. This Proxy Statement is first being made available to our shareholders on or about April 19, 2018.

Outstanding Securities and Quorum

Only holders of record of our common stock, par value $0.01 per share, at the close of business on April 5, 2018, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 484,969,744 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to some of our shareholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing or e-mailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs shareholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials via e-mail, you will continue to receive access to those materials electronically unless you elect otherwise. We encourage you to register to receive all future shareholder communications electronically, instead of in print. This means that access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

Proxy Voting

Shares that are properly voted via the Internet, mobile device, or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein; “FOR” the ratification of the appointment of our independent auditors; “FOR” approval, on an advisory basis, of our executive compensation as described in this Proxy Statement; and “AGAINST” each of the shareholder proposals. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

Voting via the Internet, mobile device, or by telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this Proxy Statement, have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week.

We encourage you to cast your vote by one of the following methods:

VOTE BY INTERNET	VOTE BY QR CODE	VOTE BY TELEPHONE
Shares Held of Record: http://www.envisionreports.com/amzn	Shares Held of Record: Scan the QR code above with your mobile device.	Shares Held of Record: 800-652-VOTE
Shares Held in Street Name: http://www.proxyvote.com	Shares Held in Street Name: See Voting Instruction Form	Shares Held in Street Name: See Voting Instruction Form

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of Computershare, our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of our proxy materials) by returning a proxy card. You also may attend the Annual Meeting and vote in person. If you own common stock of record and you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted.

If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. If you own common stock in street name and attend the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares in order to vote your shares at the meeting. If you own common stock in street name and do not either provide voting instructions or vote at the Annual Meeting, the institution that holds your shares may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2018, but cannot vote your shares on any other matters being considered at the meeting.

Voting Standard

A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If the votes cast for any nominee do not exceed the votes cast against the nominee, the Board will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to the Board of Directors Guidelines on Significant Corporate Governance Issues. Abstentions and broker nonvotes will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the shareholder’s behalf.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote, and broker nonvotes, if any, will have no effect on the outcome of these matters.

Revocation

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of Amazon.com, Inc. a written notice of revocation or a duly executed proxy (via the Internet, mobile device, or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. A shareholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

Attending the Annual Meeting

Only shareholders as of the record date (April 5, 2018) are entitled to attend the Annual Meeting in person. Admission to the Annual Meeting will be on a first-come, first-served basis.

Natural Persons.    If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date, such as your Notice of Internet Availability of Proxy Materials, a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement showing stock ownership as of the record date.

Entities.    If you are the representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that the entity has authorized you to act as its representative at the Annual Meeting, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date. Each entity that owns common stock of the Company may appoint only one representative to attend on its behalf.

Non-Shareholders.    If you are not a shareholder and are not the representative of an entity that owns common stock of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a shareholder. To gain entry, you must present a government-issued photo identification and either a valid proxy from a shareholder of record authorizing you to vote the shareholder’s shares or, if you are a proxy holder for a street name shareholder, a valid legal proxy from the record holder or the bank, brokerage firm, or other nominee that holds shares on behalf of the street name shareholder. Only one proxy holder may attend on behalf of a shareholder.

You can find directions to, and supplemental information about, the Annual Meeting at www.amazon.com/ir. Cameras, recording devices, and other electronic devices are prohibited at the meeting.

ITEM 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at nine, effective as of the Annual Meeting. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, proposed that the following nine nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Shareholders or until his or her successor shall have been elected and qualified:

• Jeffrey P. Bezos • Tom A. Alberg • Jamie S. Gorelick • Daniel P. Huttenlocher • Judith A. McGrath	• Jonathan J. Rubinstein • Thomas O. Ryder • Patricia Q. Stonesifer • Wendell P. Weeks

Each of the nominees is currently a director of Amazon.com, Inc. and has been elected to hold office until the 2018 Annual Meeting or until his or her successor has been elected and qualified. The nominees were most recently elected at the 2017 Annual Meeting. Biographical and related information on each nominee is set forth below. On April 12, 2018, John Seely Brown informed the Company that he would not stand for re-election at the Annual Meeting.

Although the Board expects that the nine nominees will be available to serve as directors, if any of them should be unwilling or unable to serve, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Director Nominees’ Biographical and Related Information

In evaluating the nominees for the Board of Directors, the Board and the Nominating and Corporate Governance Committee took into account the qualities they seek for directors, as discussed below under “Corporate Governance” and “Board Meetings and Committees,” and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of Amazon. These individual qualifications and skills are included below in each nominee’s biography.

Biographical Information

Jeffrey P. Bezos, age 54, has been Chairman of the Board since founding the Company in 1994 and Chief Executive Officer since May 1996. Mr. Bezos served as President from founding until June 1999 and again from October 2000 to the present. Mr. Bezos’ individual qualifications and skills as a director include his customer-focused point of view, his willingness to encourage invention, his long-term perspective, and his on-going contributions as founder and CEO.

Tom A. Alberg, age 78, has been a director since June 1996. Mr. Alberg has been a managing director of Madrona Venture Group, LLC, a venture capital firm, since September 1999, and a principal in Madrona Investment Group, LLC, a private investment firm, since January 1996. Prior to co-founding Madrona Investment Group, Mr. Alberg served as president of LIN Broadcasting Corporation, Executive Vice President of McCaw Cellular Communications, Inc., and Executive Vice President of AT&T Wireless Services. Previously, he was chair of the Executive Committee and Partner at Perkins Coie, the Northwest’s largest law firm. Mr. Alberg has served as a director of Impinj, Inc. since September 2000. Mr. Alberg’s individual qualifications and skills as a director include his experience as a venture capitalist investing in technology companies, through which he gained experience with emerging technologies, his experience as a lawyer, his knowledge of Amazon from having served as a director since 1996, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Jamie S. Gorelick, age 67, has been a director since February 2012. Ms. Gorelick has been a partner with the law firm Wilmer Cutler Pickering Hale and Dorr LLP since July 2003. She has held numerous positions in the U.S. government, serving as Deputy Attorney General of the United States, General Counsel of the Department of Defense, Assistant to the Secretary of Energy, and a member of the bipartisan National Commission on Terrorist Threats Upon the United States. Ms. Gorelick has served as a director of VeriSign, Inc. since January 2015, a director of United Technologies Corporation from February 2000 to December 2014, and a director of Schlumberger Limited from April 2002 to June 2010. Ms. Gorelick’s individual qualifications and skills as a director include her experience as a lawyer, her leadership experience in senior governmental positions, including experience with regulatory and compliance matters, as well as her customer experience skills and skills relating to public policy and financial statement and accounting matters.

Daniel P. Huttenlocher, age 59, has been a director since September 2016. Mr. Huttenlocher has been Dean and Vice Provost, Cornell Tech at Cornell University since 2012, and has worked for Cornell University since 1988 in various positions. Mr. Huttenlocher has served as a director of Corning Incorporated since February 2015. Mr. Huttenlocher’s individual qualifications and skills as a director include his experience in senior positions at Cornell University, a leading university, Cornell Tech, a research, technology commercialization, and graduate-level educational facility, and the Xerox Palo Alto Research Center, a technology research facility, through which he gained experience with emerging technologies, as well as his customer experience skills.

Judith A. McGrath, age 65, has been a director since July 2014. Ms. McGrath serves as a senior advisor to Astronauts Wanted * No experience necessary, a multimedia joint venture that Ms. McGrath formed with Sony Music Entertainment, and served as President of Astronauts Wanted from June 2013 to March of 2018. The company is currently a subsidiary of Sony Pictures Television. Ms. McGrath served as Chair and Chief Executive Officer of MTV Networks Entertainment Group worldwide, a division of Viacom, Inc., including Comedy Central and Nickelodeon, from July 2004 until May 2011. Ms. McGrath’s individual qualifications and skills as a director include her leadership and multimedia operations experience as a longtime senior executive of MTV Networks Entertainment Group, through which she gained experience with content creation, advertising, and content distribution, as well as her customer experience skills. Ms. McGrath further honed her digital and entrepreneurial experience with global customers in her role at Astronauts Wanted * No experience necessary.

Jonathan J. Rubinstein, age 61, has been a director since December 2010. Mr. Rubinstein was co-CEO of Bridgewater Associates, LP, a global investment management firm, from May 2016 to April 2017. Previously, Mr. Rubinstein was Senior Vice President, Product Innovation, for the Personal Systems Group at the Hewlett-Packard Company (“HP”), a multinational information technology company, from July 2011 to January 2012, and served as Senior Vice President and General Manager, Palm Global Business Unit, at HP from July 2010 to July 2011. Mr. Rubinstein was Chief Executive Officer and President of Palm, Inc., a smartphone manufacturer, from June 2009 until its acquisition by HP in July 2010, and Chairman of the Board of Palm, Inc. from October 2007 through the acquisition. Prior to joining Palm, Mr. Rubinstein was a Senior Vice President at Apple Inc., also serving as the General Manager of the iPod Division. Mr. Rubinstein served as a director of Qualcomm Incorporated from May 2013 to May 2016. Mr. Rubinstein’s individual qualifications and skills as a director include his leadership and technology experience as a senior executive at large financial and technology companies, through which he gained experience with hardware devices and emerging technologies, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Thomas O. Ryder, age 73, has been a director since November 2002. Mr. Ryder was Chairman of the Reader’s Digest Association, Inc. from April 1998 to December 2006, and was Chief Executive Officer from April 1998 to December 2005. From 1984 to 1998, Mr. Ryder worked in several roles at American Express, including as President of American Express Travel Related Services International. Mr. Ryder has been a director of Interval Leisure Group, Inc. since May 2016. He served as a director of RPX Corporation from December 2009 to June 2017, a director of Quad/Graphics, Inc. from July 2010 to May 2017, a director of Starwood Hotels & Resorts Worldwide, Inc. from April 2001 to September 2016, and Chairman of the Board of Directors at Virgin Mobile USA, Inc. from October 2007 to November 2009. Mr. Ryder’s individual qualifications and skills as a director include his leadership experience as a senior executive of Reader’s Digest, a large media and publishing company, and American Express, a large financial services company, through which he gained experience with intellectual property, media, enterprise sales, payments, and international operations, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Patricia Q. Stonesifer, age 61, has been a director since February 1997. Ms. Stonesifer has served as the President and CEO of Martha’s Table, a non-profit, since April 2013. She served as Chair of the Board of Regents of the Smithsonian Institution from January 2009 to January 2012 and as Vice Chair from January 2012 to January 2013. From September 2008 to January 2012, she served as senior advisor to the Bill and Melinda Gates Foundation, a private philanthropic organization, where she was Chief Executive Officer from

January 2006 to September 2008 and President and Co-chair from June 1997 to January 2006. Since September 2009, she has also served as a private philanthropy advisor. From 1988 to 1997, she worked in many roles at Microsoft Corporation, including as a Senior Vice President of the Interactive Media Division, and also served as the Chairwoman of the Gates Learning Foundation from 1997 to 1999. Ms. Stonesifer’s individual qualifications and skills as a director include her leadership experience as a senior executive at the Bill and Melinda Gates Foundation and at Microsoft, through which she gained experience with emerging technologies and consumer-focused product development and marketing issues, her knowledge of Amazon from having served as a director since 1997, as well as her customer experience skills and skills relating to public policy and financial statement and accounting matters.

Wendell P. Weeks, age 58, has been a director since February 2016. Mr. Weeks has been the Chief Executive Officer of Corning Incorporated, a glass and materials science innovator, since April 2005; Chairman of the board of directors since April 2007; and President since December 2010. He has held leadership roles in financial management, business development, commercial leadership, and general management across many of Corning’s businesses and technologies since joining the company in 1983. Mr. Weeks has served as a director of Merck & Co., Inc. since February 2004. Mr. Weeks’ individual qualifications and skills as a director include his leadership and operations experience as a senior executive at a large corporation with international operations, experience with product development, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Corporate Governance

General

Board Leadership.    The Board is responsible for the control and direction of the Company. The Board represents the shareholders and its primary purpose is to build long-term shareholder value. The Chair of the Board is selected by the Board and currently is the CEO, Jeff Bezos. The Board believes that this leadership structure is appropriate given Mr. Bezos’ role in founding Amazon and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of shareholders. In addition, the independent directors on the Board have appointed a lead director from the Board’s independent directors, currently Jonathan J. Rubinstein, in order to promote independent leadership of the Board. The lead director presides over the executive sessions of the independent directors, chairs Board meetings in the Chair’s absence, and provides direction on agendas, schedules, information, and materials for Board meetings that will be most helpful to the independent directors. In addition, the lead director confers from time to time with the Chair of the Board and the independent directors and reviews, as appropriate, the annual schedule of regular Board meetings and major Board meeting agenda topics. The guidance and direction provided by the lead director reinforce the Board’s independent oversight of management and contribute to communication among members of the Board.

Director Independence.    The Board has determined that the following directors are independent as defined by Nasdaq rules: Mr. Alberg, Mr. Brown, Ms. Gorelick, Mr. Huttenlocher, Ms. McGrath, Mr. Rubinstein, Mr. Ryder, Ms. Stonesifer, and Mr. Weeks. In addition, the Board determined that William B. Gordon, who served as a director through March 2017, was independent during the time he served as a director. In assessing directors’ independence, the Board took into account certain transactions, relationships, and arrangements involving some of the directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. For Mr. Weeks, the Board considered payments in the past three years in the ordinary course of business from the Company to Corning Incorporated or their affiliates. All such payments were not significant for any of these companies. For Messrs. Alberg and Gordon, the Board considered that Amazon and its executive officers have in the past and may in the future invest in investment funds managed by entities where Messrs. Alberg or Gordon are managing directors or partners or in companies in which those funds invest, and that Amazon has in the past and may in the future engage in transactions with companies in which these funds have invested. For Mr. Ryder, the Board considered that his son-in-law has been employed with

Amazon since 2008 in a non-officer and non-strategic position, as disclosed in “Certain Relationships and Related Person Transactions.”

Risk Oversight.    As part of regular Board and committee meetings, the directors oversee executives’ management of risks relevant to the Company. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Audit Committee and the Leadership Development and Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, data privacy and security, business continuity, and operational risks, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, legal and regulatory matters, and our compliance policies and procedures. The Leadership Development and Compensation Committee is responsible for overseeing management of risks related to succession planning and compensation for our executive officers and our overall compensation program, including our equity-based compensation plans, as well as risks related to human resources matters, including workplace discrimination and harassment. The full Board regularly reviews reports from management on various aspects of our business, including related risks and tactics and strategies for addressing them. At least annually, the Board reviews our CEO succession planning as described in our Board of Directors Guidelines on Significant Corporate Governance Issues.

Corporate Governance Documents.    Please visit our investor relations website at www.amazon.com/ir, “Corporate Governance,” for additional information on our corporate governance, including:

•	our Certificate of Incorporation and Bylaws;

•

the Board of Directors Guidelines on Significant Corporate Governance Issues, which includes policies on shareholder communications with the Board, director attendance at our annual meetings, director resignations to facilitate our majority vote standard, director stock ownership guidelines, and succession planning;

•	the charters approved by the Board for the Audit Committee, the Leadership Development and Compensation Committee, and the Nominating and Corporate Governance Committee;

•	the Code of Business Conduct and Ethics; and

•	our Political Expenditures Statement.

In addition, we provide information regarding our sustainability and environmental activities on our sustainability website at www.amazon.com/sustainability.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2017, there were six meetings of the Board. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during 2017. All directors then serving attended the 2017 Annual Meeting of Shareholders.

The Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Corporate Governance Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the Nasdaq rules. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to shareholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee		Leadership Development and Compensation Committee		Nominating and Corporate Governance Committee
Jeffrey P. Bezos
Tom A. Alberg	X
John Seely Brown(1)					X
Jamie S. Gorelick					X	*
Daniel P. Huttenlocher			X
Judith A. McGrath			X
Jonathan J. Rubinstein			X	*
Thomas O. Ryder	X	*
Patricia Q. Stonesifer					X
Wendell P. Weeks	X
Total Meetings in 2017	7		3		4

*	Committee Chair
(1)	Mr. Brown is not standing for re-election at the Annual Meeting.

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee.    The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to our financial statements and financial reporting process, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, legal and regulatory matters, and our compliance policies and procedures. The Board has designated each of Messrs. Alberg, Ryder, and Weeks as an Audit Committee Financial Expert, as defined by Securities and Exchange Commission (“SEC”) rules. During the past year, the Audit Committee met with management and reviewed matters that included the Company’s risk assessment and compliance functions, information security, public policy expenditures, treasury and investment matters, accounting industry issues, the reappointment of our independent auditor, and pending litigation. The Audit Committee also met with the auditors to review the scope and results of the auditor’s annual audit and quarterly reviews of the Company’s financial statements.

Leadership Development and Compensation Committee.    The Leadership Development and Compensation Committee evaluates our programs and practices relating to leadership development, reviews and establishes compensation of the Company’s executive officers, and oversees management of risks for succession planning and our overall compensation program, including our equity-based compensation plans, all with a view toward maximizing long-term shareholder value. The Committee may engage compensation consultants but did not do so in 2017. Additional information on the Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement. During the past year, the Leadership Development and Compensation Committee met with management and reviewed matters that included the design, amounts, and effectiveness of the Company’s compensation of senior executives, management succession planning, the Company’s benefit and compensation programs, the Company’s human resources programs, including review of workplace discrimination and harassment reports, and feedback from the Company’s shareholder engagement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for director, recommends candidates for election as director, and provides a leadership role with respect to our corporate governance. The Nominating and Corporate Governance Committee also recommends to the Board compensation for newly elected directors and reviews director compensation as necessary. During the past year, the Nominating and Corporate Governance Committee met with management and reviewed matters that included the Board’s composition, diversity, and skills in the context of identifying and evaluating new director candidates to join the Board, the Board’s recruitment and self-evaluation processes, Board Committee membership and qualifications, consideration of feedback from the Company’s shareholder engagement, and corporate governance developments.

Director Nominations.    The Nominating and Corporate Governance Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders, and by management, as well as those identified by a third-party search firm retained to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election, and considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time and, as stated in the Board of Directors Guidelines on Significant Corporate Governance Issues, seeks out candidates with a diversity of experience and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. When considering candidates as potential Board members, the Board and the Nominating and Corporate Governance Committee evaluate the candidates’ ability to contribute to such diversity. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process. Currently, one-third of our independent directors are women and one-third of our independent directors have served for fewer than five years. Our Board’s composition also represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors (with two new directors on-boarding and two directors leaving in the last three years). The current tenure range of our Board is as follows:

Tenure on Board	Number of Director Nominees
More than 10 years	5
6-10 years	2
1-5 years	3

Among the qualifications and skills of a candidate considered important by the Nominating and Corporate Governance Committee are: a commitment to representing the long-term interests of shareholders; customer experience skills; Internet savvy; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing. When evaluating re-nomination of existing directors, the Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of Mr. Bezos, who is an employee, their independence. The Nominating and Corporate Governance Committee believes that each of the director nominees for the Annual Meeting possesses these attributes.

The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Shareholders wishing to submit recommendations for director candidates for consideration by the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Secretary of Amazon.com, Inc. by certified or registered mail:

•	the name, address, and biography of the candidate, and an indication of whether the candidate has expressed a willingness to serve;

•	the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

•

the number of shares of common stock beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

To be considered by the Nominating and Corporate Governance Committee for the 2019 Annual Meeting of Shareholders, a director candidate recommendation must be received by the Secretary of Amazon.com, Inc. by December 20, 2018.

Our Bylaws provide a proxy access right for shareholders, pursuant to which a shareholder, or group of up to 20 shareholders, may include director nominees (representing up to 20% of the number of directors in office) in our proxy materials for annual meetings of our shareholders. To be eligible to utilize these proxy access provisions, the shareholder or group must have owned at least 3% of the aggregate of the issued and outstanding shares of our common stock continuously for at least the prior three years and must satisfy the additional eligibility, procedural, and disclosure requirements set forth in our Bylaws.

Compensation of Directors

Our directors do not receive cash compensation for their services as directors or as members of committees of the Board, but we pay reasonable expenses incurred for attending meetings. At the discretion of the Board, directors are eligible to receive stock-based awards under the 1997 Plan. Based on the Nominating and Corporate Governance Committee’s recommendation, in February 2017, the Board approved a restricted stock unit award for 1,074 shares to Mr. Gordon, vesting in three equal annual installments on February 15, 2018, February 15, 2019, and February 15, 2020, which award was cancelled when Mr. Gordon resigned from the Board in March 2017. Based on the Nominating and Corporate Governance Committee’s recommendation, in September 2017 the Board approved a restricted stock unit award for 912 shares to Ms. McGrath, vesting in three equal annual installments on August 15, 2018, August 15, 2019, and August 15, 2020. The February 2017 award was designed to provide approximately $288,000 in compensation annually, and the September 2017 award was designed to provide approximately $298,000 in compensation annually, in each case based on an assumed value of the restricted stock units vesting in each year, which compensation represents the 50th percentile for annual director compensation among a group of peer companies. When determining the amount and vesting schedule for directors’ restricted stock unit awards, the Nominating and Corporate Governance Committee and Board have not varied awards based on specific committee service.

The following table sets forth for the year ended December 31, 2017 all compensation reportable for directors who served during 2017, as determined by SEC rules.

Director Compensation for 2017

Name	Stock Awards(1)
Jeffrey P. Bezos(2)	$—
Tom A. Alberg(3)	—
John Seely Brown(4)	—
William B. Gordon(5)	883,209
Jamie Gorelick(4)	—
Daniel P. Huttenlocher(6)	—
Judith A. McGrath(7)	890,632
Jonathan J. Rubinstein(3)	—
Thomas O. Ryder(3)	—
Patricia Q. Stonesifer(3)	—
Wendell P. Weeks(8)	—

(1)	Stock awards are reported at aggregate grant date fair value in the year granted, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. See Note 1, “Description of Business and Accounting Policies—Stock-Based Compensation,” in Item 8, “Financial Statements and Supplementary Data,” in our 2017 Annual Report on Form 10-K.
(2)	Mr. Bezos does not receive any compensation for his services as a director in addition to his compensation as Chief Executive Officer.
(3)	Messrs. Alberg, Rubinstein, and Ryder and Ms. Stonesifer each held 718 unvested restricted stock units as of December 31, 2017.
(4)	Mr. Brown and Ms. Gorelick each held 879 unvested restricted stock units as of December 31, 2017. Mr. Brown is not standing for re-election at the Annual Meeting.
(5)	All of the unvested restricted stock units granted to Mr. Gordon for his service as a director were cancelled in March 2017 when he ceased to serve as a director.
(6)	Mr. Huttenlocher held 754 unvested restricted stock units as of December 31, 2017.
(7)	Ms. McGrath held 912 unvested restricted stock units as of December 31, 2017.
(8)	Mr. Weeks held 910 unvested restricted stock units as of December 31, 2017.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the shareholders of the appointment of, the registered public accounting firm of Ernst & Young LLP (“E&Y”) to serve as independent auditors for the fiscal year ending December 31, 2018. E&Y has served as our independent auditor since 1996. The Audit Committee considered a number of factors in determining whether to re-engage E&Y as the Company’s independent registered public accounting firm, including the length of time the firm has served in this role, the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board of Directors and the Audit Committee believe that the continued retention of E&Y as the Company’s independent auditor is in the best interests of the Company and its shareholders. If shareholders do not ratify the selection of E&Y, the Audit Committee will evaluate the shareholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2019 fiscal year. In addition, if shareholders ratify the selection of E&Y as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select E&Y or another registered public accounting firm as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF E&Y AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2018.

AUDITORS

Representatives of E&Y are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q. These fees also include statutory and other audit work performed with respect to certain of our subsidiaries. The aggregate audit fees billed and expected to be billed by E&Y for the fiscal year ended December 31, 2017 were $17,740,000. The aggregate audit fees we were billed by E&Y for the fiscal year ended December 31, 2016 were $15,653,000.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports. The aggregate audit-related fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2017 were $2,039,000. The aggregate audit-related fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2016 were $1,214,000.

Tax Fees

Tax fees were for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities. The aggregate tax fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2017 were $0. The aggregate tax fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2016 were $0.

All Other Fees

All other fees were for advisory services related to compliance with regulatory reporting requirements. The aggregate other fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2017 were $191,000. The aggregate other fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2016 were $61,000.

Pre-Approval Policies and Procedures

All of the fees described above were approved by the Audit Committee. The Audit Committee is responsible for overseeing the audit fee negotiations associated with the retention of E&Y to perform the audit of our annual consolidated financial statements and internal controls. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by E&Y if they are initiated within 18 months after the date of the pre-approval (or within such other period from the date of pre-approval as may be provided). If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration under the policy. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to each of its members. Any member who exercises this authority must report any pre-approval decisions to the Audit Committee at its next meeting.

Audit Committee Report

The Audit Committee is composed solely of independent directors meeting the applicable requirements of the Nasdaq rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2017 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee

Tom A. Alberg

Thomas O. Ryder

Wendell P. Weeks

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Leadership Development and Compensation Committee has structured our executive compensation program to tie total compensation to long-term performance that supports shareholder value, as reflected primarily in our stock price. We urge shareholders to read the “Compensation Discussion and Analysis,” as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Leadership Development and Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers has supported and contributed to our success.

This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After the 2018 Annual Meeting, our next advisory vote on executive compensation will occur at our 2019 Annual Meeting of Shareholders. Although this advisory vote is not binding, the Leadership Development and Compensation Committee will consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Items 4 through 6 are shareholder proposals that will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent. Some of these proposals contain assertions that we believe are incorrect, and we have not attempted to refute all of the inaccuracies.

Certain of the shareholder proposals relate to environmental, sustainability, social, or governance issues, often requesting that we prepare a report, adopt a policy, or take some other narrowly or vaguely defined action. We typically focus on initiatives and activities that can have the greatest impact given the specific nature of our operations, such as our wind and solar farms to generate electricity and our frustration-free packaging initiatives, but we also have innumerable large and small initiatives underway at any point in time, as we seek to constantly invent across the company. For these reasons, we generally oppose proposals requesting specific reports, policies, or initiatives for not being the most efficient use of our time and resources or not reflecting the unique and evolving nature of our operations. Instead, we encourage you to learn more about the many ways we are addressing such matters by exploring the information provided through “About Amazon” on our website at www.amazon.com/about.

We will promptly provide each shareholder proponent’s name, address, and, to our knowledge, share ownership upon a shareholder’s oral or written request to the Corporate Secretary of Amazon.com, Inc. at Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109.

ITEM 4—SHAREHOLDER PROPOSAL REGARDING DIVERSE BOARD CANDIDATES

Beginning of Shareholder Proposal and Statement of Support:

Resolved: Shareholders request that the Board of Directors of Amazon.com, Inc. adopt a policy for improving board diversity (the “Policy”) requiring that the initial list of candidates from which new management-supported director nominees are chosen (the “Initial List”) by the Nominating and Corporate Governance Committee should include (but need not be limited to) qualified women and minority candidates. The Policy should provide that any third-party consultant asked to furnish an Initial List will be requested to include such candidates.

Supporting Statement

A growing body of empirical research indicates a significant positive relationship between firm value and the presence of women and minorities on boards. A 2012 Credit Suisse Research Institute report evaluated the performance of 2,360 companies globally over six years and found that companies with one or more women on boards delivered higher average returns on equity, lower leverage, better average growth and higher price/book value multiples. (https://www.credit-suisse.com/articles/news-and-expertise/2012/07/en/does-gender-diversity-improve-performance.html). A 2015 McKinsey study of 366 companies found that corporate leadership in the top quartile for racial and ethnic diversity were 35 percent more likely to have financial returns above their national industry median. (http://www.diversitas.co.nz/Portals/25/Docs/Diversity%20Matters.pdf). At present, the board of Amazon.com, Inc. includes no racial or ethnic minorities, according to data from Institutional Shareholder Services, and just three women.

The New York Times has also reported that only one of the sixteen senior executives reporting to the CEO is a woman, compared to three of fifteen executives reporting to the CEO at Microsoft, and six of eighteen at Apple. (Nick Wingfield, “Inside Amazon, Diversity Concerns Flare Up After Harassment Accusations,” New York Times, October 20, 2017). We believe that companies with a strong commitment to diversity throughout the organization enhance their long-term value by reducing their potential legal and reputational risks associated with workplace discrimination – including sexual harassment – and building a reputation as a fair employer.

The search process used by boards can play an important role in improving board diversity. According to a 2016 study published by the Harvard Business Review, including more than one woman or member of a racial minority in a finalist pool helps combat unconscious bias among interviewers and increases the likelihood of a diverse hire. (https://hbr.org/2016/04/if-theres-only-one-woman-in-your-candidate-pool-theres-statistically-no-chance-shell-be-hired). The Policy we propose resembles the Rooney Rule in the National Football League (NFL), which requires teams to interview minority candidates for head coaching and senior football operations openings. While corporate boards may face differing circumstances, it is difficult to ignore the positive impact of the Rooney Rule on diversity. In the twelve years before the Rule was implemented, the NFL had four minority head coaches and one minority general manager. Twelve years after its adoption, the NFL had sixteen minority head coaches and eight minority general managers. (https://www.sec.gov/comments/s7-06-16/s70616-293.pdf).

Policies like the one advanced in this Proposal have been adopted by the nominating and governance committees of Gentex Corporation, Costco Wholesale Corporation, Home Depot, Whole Foods Market, IDEXX Labs, Stryker Corporation and Neogen Corporation.

We urge shareholders to vote for this proposal.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 4

The Board of Directors recommends that you vote against this proposal.

Amazon’s commitment to diversity is reflected in our existing director recruitment and evaluation process. The Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election, and considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time and, as stated in the Board of Directors Guidelines on Significant Corporate Governance Issues, seeks out candidates with a diversity of experience and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. When considering candidates as potential Board members, the Board and the Nominating and Corporate Governance Committee evaluate the candidates’ ability to contribute to our Board’s diversity. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process. Currently, one-third of our independent directors are women.

Among the qualifications and skills of a candidate considered important by the Nominating and Corporate Governance Committee are: a commitment to representing the long-term interests of shareholders; customer experience skills; Internet savvy; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing.

Our processes for nominating directors involve complex considerations that are designed to advance the long-term interests of shareholders. We are strongly committed to providing equal opportunity; and we are proud of our diverse Board. Diversity is a cornerstone of our continued success, and we benefit from the diverse perspectives of our directors.

Given our commitment to equality and the nature of our business, the Board believes that adoption of the policy requested by the proposal would not be an effective and prudent use of the Company’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING DIVERSE BOARD CANDIDATES.

ITEM 5—SHAREHOLDER PROPOSAL REGARDING A POLICY TO REQUIRE AN INDEPENDENT BOARD CHAIR

Beginning of Shareholder Proposal and Statement of Support:

RESOLVED: Shareholders of Amazon.com Inc. (“Amazon”) ask the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent director. The policy should provide that (i) if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair.

This policy shall apply prospectively so as not to violate any contractual obligation.

SUPPORTING STATEMENT

Amazon’s Chief Executive Officer (CEO) Jeff Bezos also serves as Board Chairman. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel’s former Chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent Board Chair who can provide a balance of power between the CEO and the Board and support strong Board oversight. Proxy advisor Glass Lewis opined in a 2016 report that “shareholders are better served when the board is led by an independent chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as chairman.” (www.glasslewis.com/wp-content/uploads/2016/03/2016-In-Depth-Report-INDEPENDENT-BOARD-CHAIRMAN.pdf)

An independent Board Chair has been found in academic studies to improve the performance of public companies, although evidence overall is inconclusive. While separating the roles of Chair and CEO is the norm in Europe, 48% of S&P 500 company Boards have also implemented this best practice. (www.spencerstuart.com/~/media/pdf%20files/research%20and%20insight%20pdfs/spencer-stuart-us-board-index-2016.pdf)

We believe that independent Board leadership would be particularly useful at Amazon in providing more robust oversight regarding sustainability issues. Amazon touts the success of its long-term approach to investment; we agree with the recent observations by State Street Global Advisors’ CEO that “a long-term horizon requires a focus on sustainability” and that boards “are often better-equipped than the day-to-day management to see these issues over longer time horizons.” (www.ssga.com/investment-topics/environmental-social-governance/2017/long-term-value-begins-at-the-board-eu.pdf)

Amazon has faced increasing criticism over its relationships with key constituencies such as employees (e.g., www.nypost.com/2017/04/20/these-amazon-warehouse-workers-may-never-call-in-sick/) and communities in which it operates (e.g., www.fastcompany.com/40472790/memo-to-mayors-courting-amazons-hq2-nows-the-time-to be-stingy-and-smart). Independent Board leadership would, we think, more likely result in improved policies and practices to mitigate these business risks.

We urge shareholders to vote for this proposal.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 5

The Board of Directors recommends that you vote against this proposal.

As discussed above under “Corporate Governance,” the Board is responsible for the control and direction of the Company, and has selected our founder and CEO, Jeff Bezos, as the Chair of the Board. The Board believes that Mr. Bezos’ role in founding Amazon and his significant ownership stake in the Company positions him well to work with the Board on the key policy and operational issues that will help the Company operate in the long-term interests of shareholders. In this regard, Amazon’s stock has significantly outperformed the S&P 500 over the last 1, 3, 5, and 10-year periods. For example, over the last five years, Amazon’s stock has increased approximately 450% while the S&P 500 has risen approximately 88%.

In addition, the independent directors on the Board have appointed a lead director from the Board’s independent directors, currently Jonathan J. Rubinstein, former co-CEO of Bridgewater Associates, in order to promote independent leadership of the Board. The lead director presides over the executive sessions of the independent directors, chairs Board meetings in the Chair’s absence, and provides direction on agendas, schedules, information, and materials for Board meetings that will be most helpful to the independent directors. In addition, the lead director confers from time to time with the Chair of the Board and the independent directors and reviews, as appropriate, the annual schedule of regular Board meetings and major Board meeting agenda topics. The guidance and direction provided by the lead director reinforce the Board’s independent oversight of management and contribute to communication among members of the Board. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of shareholders, while maintaining a strong, independent perspective.

Moreover, the Board believes flexibility in board leadership structure is more suitable for the Company than a rigid and prescriptive approach. Our directors have a fiduciary duty to routinely evaluate and determine the most appropriate leadership structure for the Company and its shareholders in light of the Company’s specific characteristics or circumstances at any given time. Accordingly, our governing documents provide the Board with the flexibility to determine the optimal leadership structure for the Company, including, when appropriate, separating the positions of Chair of the Board and CEO. The Board believes that the Company and its shareholders benefit from this flexibility, and that the directors are best positioned to lead this evaluation given their knowledge of the Company’s leadership team, strategic goals, opportunities, and challenges.

We believe that it is important for the Board to continue to determine on a case-by-case basis the most effective leadership structure for the Company, rather than take a rigid approach to board leadership, as called for by the shareholder proposal. In addition, in reviewing this proposal, the Board took into consideration relevant benchmarking data and concluded that the proposal’s rigid approach is not common practice. According to the Spencer Stuart U.S. Board Index 2015, only 4% of S&P 500 companies reported having a formal policy requiring the separation of the CEO and chair roles, while the overwhelming majority of companies have a structure that provides the Board flexibility in determining the appropriate leadership structure. Moreover, as of 2017, 49% of S&P 500 companies combined the chairman and CEO roles, according to the Spencer Stuart U.S. Board Index 2017. In addition, our existing corporate governance practices reinforce the Board’s alignment with, and accountability to, shareholders. Our current practices include annual election of directors, proxy access, an annual director evaluation process, a shareholder right to call special meetings at which they can nominate director candidates or propose other business, a shareholder right to submit names of director candidates directly to the Board for consideration, and a shareholder right to communicate directly with the Board in the manner described in our Guidelines on Significant Corporate Governance Issues.

For the foregoing reasons, the Board believes adoption of a policy to require the Chair of the Board to be an independent director would not enhance shareholder value. As such, the Board believes that the policy requested by this proposal is not appropriate for the Company and not in the best interests of shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING A POLICY TO REQUIRE AN INDEPENDENT BOARD CHAIR.

ITEM 6—SHAREHOLDER PROPOSAL REGARDING VOTE-COUNTING PRACTICES FOR SHAREHOLDER PROPOSALS

Beginning of Shareholder Proposal and Statement of Support:

RESOLVED: Shareholders ask the Board of Amazon.com, Inc. (“Amazon”) to take or initiate steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy would apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:

This proposal seeks greater transparency, clarity, and understanding around how informed stockholders vote on shareholder proposals. In voting, the meaning of “Abstain” is defined by the Oxford English dictionary as:

To formally decline to vote either FOR or AGAINST a proposal or motion.

A “simple majority” formula, therefore, includes votes cast FOR and AGAINST but not abstentions. It provides the most democratic, clear, and accurate picture of the intent of shareowners who are both informed and decided, while not including in the formula the votes of abstaining voters who have declined to express an opinion.

When abstaining voters choose to mark ABSTAIN it is apparent that they intend to vote neither FOR nor AGAINST an item. Yet Amazon unilaterally counts ABSTAIN votes as if AGAINST every shareholder sponsored proposal.

•	It is unreasonable for Amazon to assert it knows the will of undecided voters (and to artificially construe abstentions in favor of management).

Companies have a choice whether or not to count abstentions – the voting formula Amazon uses is not mandated.

Research demonstrates that counting abstentions systematically disadvantages shareholders: http://bit.ly/Voting-Research_Corporate-Secretary.

It does this by:

•	Depressing the appearance of support for shareholder concerns.

The math is simple: When abstaining shareholders are instead treated as if they voted AGAINST a proposal, management benefits because the tally is lowered.

•	Subverting vote outcomes.

Counting abstentions has allowed companies to describe true majority votes as, instead, having ‘failed’.

•	Distorting communication.

Annual meeting votes offer the only opportunity for most shareholders to communicate with Boards. Counting abstentions as if AGAINST shareholder proposals, management changes how outcomes are reported and how the public perceives support for shareholder concerns.

We observe that Amazon’s Director Election (where management benefits from the appearance of strong support), does not count abstentions. This means that management items and shareholder items do not receive equal treatment – though we call on the Company to count shareholder items as they do the Director election.

The Council of Institutional Investors (CII) has declared: “...abstentions should be counted only for purposes of a quorum” (emphasis added).

THEREFORE: Support accuracy, fairness, and good governance at Amazon by voting FOR simple majority vote-counting on shareholder-sponsored proposals.

End of Shareholder Proposal and Statement of Support

Recommendation of the Board of Directors on Item 6

The Board of Directors recommends that you vote against this proposal.

The Board regularly reviews the Company’s corporate governance practices, including the methodologies for how votes are cast. The Board has undertaken several steps to improve the Company’s governance practices, including adopting proxy access and majority voting for directors. The Board does not, however, believe that the actions requested by the proposal represent a necessary change to the Company’s governance practices.

Our vote-counting practices are consistent with Delaware law

The Company’s vote-counting methodology is consistent with Delaware law, which applies to the Company by virtue of its incorporation in that state. Section 216 of the Delaware General Corporation Law provides, as a default, that in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Because shares that vote to abstain are present and entitled to vote, under this Delaware law standard any shares present at the meeting that abstain from voting are essentially counted as votes against the matter.

Our vote-counting practices are fair and consistent with practices of peer companies

The vote-counting methodology used by the Company does not inherently favor proposals submitted by the Board over proposals submitted by shareholders, as the vote-counting standard for approving any proposal other than for the election of directors is identical. Thus, the Company applies the same vote counting standard to its own advisory votes on executive compensation, for example, as it does to a shareholder proposal. In addition, the vote-counting methodology used by the Company is the standard applied by a majority of our peers incorporated in Delaware and, according to a 2013 study by GMI Ratings, by a majority of S&P 500 companies.

Changing our vote-counting practices would not be in the best interests of the Company

All shares present in person or represented by proxy at our Annual Meeting are entitled to vote on each shareholder proposal included in the Proxy Statement. The Board believes that it is the responsibility of any person putting a proposal forward for shareholders to approve—regardless of whether the Company or a shareholder proponent—to persuade shareholders owning a majority of the shares that vote to support the proposal. Abstentions reflect the fact that a shareholder has reviewed and evaluated a proposal but has not been persuaded to support the proposal. Further, shareholders are clearly told the effect of an abstaining vote. As opposed to ignoring shareholders who abstain, as the proposal would do, we believe it appropriate to count abstentions as present at the Annual Meeting and entitled to vote, and thus as relevant in determining whether a majority of the shares present have voted in favor of a proposal. The effect of changing the Company’s vote-counting methodology to completely remove abstentions from the results of a vote would be to disenfranchise those voters who chose to abstain from voting. It would remove one of the voter’s three options, as a vote to abstain, itself, is a position taken by a shareholder and is an opinion expressed to the Board.

Changing our vote-counting practices is not necessary

Changing the manner in which abstentions are counted in shareholder votes would not have been determinative in any of the proposals voted on by the Company’s shareholders since the Company went public in 1997. Over that time, if the proponent’s proposed vote-counting methodology had been used, it would never have increased the voting results for a proposal by more than 4%, and would never have resulted in a different outcome in terms of whether a proposal passed or failed to pass. In our 2017 Annual Meeting of Shareholders, this vote-counting proposal failed (with approximately 94% of the shares present at the meeting declining to vote for such proposal). Use of the proponent’s proposed vote-counting methodology would not have changed such outcome.

The Company’s vote-counting methodology is both consistent with Delaware law and fair to shareholders. The Board believes that it is important to recognize the voices of all shareholders, including those who choose to abstain from voting on a particular proposal. Therefore, the Board does not believe that changing the Company’s vote-counting methodology is in the best interests of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING VOTE-COUNTING PRACTICES FOR SHAREHOLDER PROPOSALS.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 20, 2018 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. As of February 20, 2018 we had 484,607,953 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jeffrey P. Bezos	78,893,033		16.3%
410 Terry Avenue North, Seattle, WA 98109
The Vanguard Group, Inc.	27,872,279	(1)	5.8%
100 Vanguard Blvd, Malvern, PA 19355
BlackRock, Inc.	24,535,840	(2)	5.1%
55 East 52nd Street, New York, NY 10055
Tom A. Alberg	19,329	(3)	*
John Seely Brown	14,444		*
Jamie S. Gorelick	6,241		*
Daniel P. Huttenlocher	377		*
Judith A. McGrath	2,520		*
Jonathan J. Rubinstein	8,134		*
Thomas O. Ryder	13,882		*
Patricia Q. Stonesifer	12,627		*
Wendell P. Weeks	910		*
Brian T. Olsavsky	1,066		*
Jeffrey M. Blackburn	63,350	(4)	*
Andrew R. Jassy	85,955		*
Jeffrey A. Wilke	83,979	(5)	*
All directors and executive officers as a group (16 persons)	79,213,662	(6)	16.3%

*	Less than 1%.
(1)	As of December 31, 2017, based on information provided in a Schedule 13G filed February 12, 2018. The Vanguard Group has sole voting power with respect to 574,214 of the reported shares, shared voting power with respect to 85,966 of the reported shares, sole investment power with respect to 27,226,790 of the reported shares, and shared investment power with respect to 645,489 of the reported shares.
(2)	As of December 31, 2017, based on information provided in a Schedule 13G filed February 1, 2018. BlackRock, Inc. has sole voting power with respect to 21,086,068 of the reported shares, shared voting power with respect to 0 of the reported shares, and sole investment power with respect to all of the reported shares.
(3)	Includes 4,500 shares held by a charitable trust of which Mr. Alberg is a trustee and as to which he shares voting and investment power. Mr. Alberg disclaims beneficial ownership of such shares.
(4)	Includes 20,000 shares as to which Mr. Blackburn shares or may be deemed to share voting and investment power. Mr. Blackburn disclaims beneficial ownership of such shares.
(5)	Includes 18,091 shares as to which Mr. Wilke shares or may be deemed to share voting and investment power. Mr. Wilke disclaims beneficial ownership of such shares.
(6)	Includes 7,815 shares beneficially owned by other executive officers not individually listed in the table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.    As stated in the Company’s 1997 letter to shareholders, we believe that a fundamental measure of our success will be the shareholder value we create over the long term. As a result, we may make decisions and weigh tradeoffs differently than some companies. For example, under our compensation philosophy, we have prioritized stock-based compensation that vests over an extended period of time. In addition, we believe granting stock-based compensation to employees at all levels across the Company results in motivated, customer-centric people who think and act like owners because they are owners.

Our compensation philosophy for our “named executive officers” identified in the “Summary Compensation Table” below is the same as for all of our employees and is governed by the following principles. First, our compensation program is designed to attract and retain the highest caliber employees by providing above industry-average compensation assuming stock price performance. Second, our compensation program provides strong long-term incentives to align our employees’ interests with our shareholders’ interests. Third, our compensation program emphasizes performance and potential to contribute to our long-term success as a basis for compensation increases, as opposed to rewarding solely for length of service. Finally, our compensation program reinforces and reflects our core values, including customer obsession, innovation, bias for action, acting like owners and thinking long term, a high hiring bar, and frugality.

For our named executive officers, who are employed on an at-will basis, we provide few perquisites and generally do not provide cash bonuses other than in a new-hire context. We do not maintain nonqualified deferred compensation plans, supplemental executive retirement plan benefits, cash severance programs, or change-in-control benefits for our executive officers. Additionally, except as noted below in certain circumstances, we do not provide cash or equity incentives tied to performance criteria, which could cause employees to focus solely on short-term returns at the expense of long-term growth and innovation. We believe that investing in the creation of long-term value, without the use of performance measures or specific indices, is optimal for Amazon employees, particularly at the executive level, and for shareholders.

We believe that the best measure of our performance is how we are valued over the long term. To help align our employees with long-term value creation, we compensate our employees with restricted stock unit awards that have long vesting periods. Over time, employees will have multiple restricted stock unit awards that vest over many years, and thus provide a greater amount of potential compensation in later years than the current year. This encourages employees, including executives, to seek out, develop, and pursue initiatives that focus on serving our customers and reflect a long-term view for thinking about our operations holistically and contributing to initiatives across the Company.

As a company that relentlessly pursues invention across a wide range of opportunities, we believe it would be inappropriate to utilize a few discrete or short term financial or operational performance measures that may narrowly focus our executives on the success of only isolated initiatives, instead of on the long-term success of the Company as a whole. For example, in 1997, we could have adopted performance measures appropriate for an Internet bookseller, but those performance measures may have discouraged our employees from investing their time and energy into initiatives that later became AWS, Kindle, and Alexa. Other examples of long-term focus include the development of our third-party seller business, which was aided by the lessons learned from our unsuccessful efforts to build an auctions marketplace, and when we experimented with adding services other than fast shipping to our Prime membership program. A performance goal assumes some level of success by a prescribed measure, but to have a culture that relentlessly pursues invention, we have to encourage experimentation and long-term thinking, which, by definition, means we do not know in advance whether it will work.

In addition, given the unique nature of Amazon and our many initiatives, standardized industry indices are either too broad or too narrow to serve as relevant comparisons for benchmarking performance. For example, if we had tied compensation to our performance relative to a retail index, we might never have pursued our AWS business since executives would have been penalized for making the early investments in cloud technology and infrastructure that AWS required. Similarly, if we tied compensation to our performance relative to a technology index, we might not have built our own devices, developed our own movies and TV shows, or innovated shipping and delivery methods. A customized index locks in a business profile at a point in time and may deter employees from considering or pursuing initiatives that do not fit into that mold. Thus, we think the best stock market comparison we can make is measuring our own success: can we continue to grow our share value over the long term?

As a result, we believe the best performance measure for our company is stock price performance over the long term. Therefore, when we set our executives’ target compensation, we assume a fixed annual increase in the stock price so that our executives’ compensation will be negatively impacted if our stock price is flat or declines, and is favorably impacted if the stock performs beyond the initial stock price assumption. This approach has served our employees and shareholders well over the past three years, as our stock price has increased approximately 280% between January 2015 and December 2017.

Base Salaries.    Consistent with our philosophy that total compensation should be tied to long-term shareholder value, base salaries for named executive officers are designed to provide a minimum level of cash compensation and to be significantly less than those paid to senior leadership at similarly situated companies. Base salaries ranged from $81,840 for Mr. Bezos to $175,000 for Messrs. Blackburn, Jassy, and Wilke. Due to Mr. Bezos’ substantial ownership in Amazon, Mr. Bezos again requested not to receive additional compensation in 2017 and has never received annual cash compensation in excess of his current amount.

Stock-Based Compensation.    The primary component of a named executive officer’s total compensation is stock-based compensation in order to closely tie total compensation to long-term shareholder value. Accordingly, named executive officers receive sizeable stock-based awards at the time of hire and are also eligible for stock-based awards on a periodic basis. Because our compensation program is designed to reward long-term performance and operate over a period of years, named executive officers may not necessarily receive stock-based awards every year. For example, because annual total compensation as reported in the Summary Compensation Table below includes the entire fair value as of the grant date of a stock award granted in that year, without regard to the fact that the grant vests over a number of years, a named executive officer’s total compensation as reported will be higher in years in which he or she receives a grant compared to years in which he or she does not receive a grant. Due to Mr. Bezos’ substantial stock ownership, he believes he is appropriately incentivized and his interests are appropriately aligned with shareholders’ interests. Mr. Bezos has never received any stock-based compensation from Amazon.

Since late 2002, we have used restricted stock units as our primary stock-based compensation vehicle. We believe that restricted stock units align the long-term interests of named executive officers and shareholders and help efficiently manage overall shareholder dilution from stock awards. Restricted stock unit grant amounts and vesting for named executive officers, whether for new hire or subsequent grants, are established by the Leadership Development and Compensation Committee after receiving recommendations from the Senior Vice President of Human Resources and the Chief Executive Officer. These restricted stock unit grants generally vest over a period of five or six years. Vesting does not accelerate as a result of termination of employment or upon a change-in-control (unless the Leadership Development and Compensation Committee determines that the acquiring company will not be assuming or substituting the awards).

For new hire grants and grants made in connection with internal promotions, the Senior Vice President of Human Resources, the Chief Executive Officer, and the Leadership Development and Compensation Committee consider a variety of factors, including past compensation from the named executive officer’s former employer, future compensation from such former employer that will be forfeited upon joining the Company, the compensation of similarly situated senior executives at Amazon, the named executive officer’s expected level of responsibility and expected contributions to our future success, and the compensation of similarly situated executives at other retail, Internet, and technology companies.

For periodic grants, the Senior Vice President of Human Resources, the Chief Executive Officer, and the Leadership Development and Compensation Committee consider a variety of factors, including the named executive officer’s level of responsibility, past contributions to our performance, including our core values, and expected contributions to our future success, as well as the compensation of similarly situated executives at other retail, Internet, and technology companies. Generally, the Leadership Development and Compensation Committee considers whether to make periodic grants to executive officers in connection with our annual performance and compensation review process, which normally occurs between January and April.

For both new hire and periodic restricted stock unit grants, the Senior Vice President of Human Resources and Chief Executive Officer develop grant recommendations by subjectively evaluating the factors above to set a total compensation target for each named executive officer and then designing restricted stock unit grants to help meet those total compensation targets based on stock price appreciation assumptions, taking into account the named executive officer’s cash compensation and the estimated value of pre-existing stock-based compensation vesting in subsequent years, if any. In this process, the Senior Vice President of Human Resources and Chief Executive Officer view projected total compensation for a given year as cash compensation expected to be earned in that year plus an assumed value of stock-based compensation vesting in that year. Because we focus on total compensation over time and take into account existing compensation, periodic grants for a smaller number of shares do not necessarily reflect lower total compensation.

In 2017, the named executive officers did not receive any new equity awards. In evaluating the compensation of our named executive officers in 2017, the Leadership Development and Compensation Committee considered the vesting schedule of existing equity awards as well as aggregated information from third-party surveys, including compensation data for retail, Internet, technology, and media companies including Alphabet, Apple, AT&T, Best Buy, Cisco, eBay, Facebook, General Electric, Honeywell, IBM, Intel, Microsoft, Oracle, Starbucks, Target, Wal-Mart, and The Walt Disney Company. The Leadership Development and Compensation Committee exercises discretion in determining executive officers’ compensation and does not require that compensation be set at a specific level relative to what is reflected in the survey data.

The total number of restricted stock units granted to our named executive officers during the three-year period from 2015 to 2017 represented only (i) 0.64% of the total number of restricted stock units granted to all employees during the same three-year period and (ii) 0.01% of the weighted-average number of shares outstanding for the same three-year period.

We impose additional vesting conditions on certain stock-based awards issued to named executive officers. For equity awards granted prior to recent tax law changes, these conditions were intended to qualify the stock-based awards as tax-deductible compensation under Section 162(m)(4)(c) of the Internal Revenue Code. However, there is no guarantee that these awards will ultimately be viewed as so qualifying by the Internal Revenue Service. As a result of changes to the tax laws, we expect that equity awards granted or other compensation provided under arrangements entered into or materially modified on or after November 2, 2017 generally will not be deductible to the extent they result in compensation to certain of our named executive officers for or after 2017 that exceeds $1 million in any one year for any such officer.

New Hire Cash Bonuses.    None of the named executive officers received a new hire cash bonus in 2017.

Other Compensation and Benefits.    Named executive officers receive additional compensation in the form of vacation, medical, 401(k), relocation, and other benefits generally available to all of our employees. At times, we may provide security for Mr. Bezos and certain other executive officers, including security in addition to that provided at business facilities and during business-related travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit. The Leadership Development and Compensation Committee periodically reviews the amount and nature of executive officers’ security expenses. Reportable security expenses are included in the “All Other Compensation” column of the Summary Compensation Table. We do not provide any other perquisites or other personal benefits to our named executive officers.

Shareholder Advisory Vote to Approve Executive Compensation.    At our 2017 Annual Meeting of Shareholders, our shareholders overwhelmingly approved the compensation of our named executive officers, with more than 97% of the votes cast for approval of our executive compensation on an advisory basis. The Leadership Development and Compensation Committee evaluated the results of the 2017 advisory vote approving the compensation of our named executive officers as well as discussions we have had in recent years with our shareholders and the other factors discussed in this Compensation Discussion and Analysis when evaluating our executive compensation and compensation policies and practices. While each of these factors informed the Leadership Development and Compensation Committee’s decisions regarding our executive compensation program, the Leadership Development and Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote. After consideration of our shareholders’ vote in favor of conducting an annual advisory vote to approve our executive compensation, the Board adopted an annual shareholder advisory vote on executive compensation.

Leadership Development and Compensation Committee Report

The Leadership Development and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. The Leadership Development and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on the review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Leadership Development and Compensation Committee

Daniel P. Huttenlocher

Judith A. McGrath

Jonathan J. Rubinstein

Compensation of Named Executive Officers

The following table sets forth for the year ended December 31, 2017 the compensation reportable for the named executive officers, as determined by SEC rules.

2017 Summary Compensation Table

Name And Principal Position	Year	Salary	Stock Awards(1)	All Other Compensation		Total
Jeffrey P. Bezos	2017	$81,840	$—	$1,600,000	(2)	$1,681,840
Chief Executive Officer	2016	81,840	—	1,600,000		1,681,840
	2015	81,840	—	1,600,000		1,681,840

Brian T. Olsavsky	2017	160,000	—	3,200	(3)	163,200
SVP and Chief Financial Officer	2016	160,000	4,395,447	3,200		4,558,647
	2015	160,000	7,623,373	3,200		7,786,573

Jeffrey M. Blackburn	2017	175,000	—	3,500	(3)	178,500
SVP, Business Development(4)	2016	171,250	22,019,668	3,425		22,194,343

Andrew R. Jassy	2017	175,000	—	19,447	(5)	194,447
CEO Amazon Web Services	2016	175,000	35,431,144	3,500		35,609,644
	2015	171,250	—	3,425		174,675

Jeffrey A. Wilke	2017	175,000	—	9,781	(5)	184,781
CEO Worldwide Consumer	2016	175,000	32,779,614	3,500		32,958,114
	2015	172,509	—	3,450		175,959

(1)	Stock awards are reported at aggregate grant date fair value in the year granted, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. See Note 1, “Description of Business and Accounting Policies—Stock-Based Compensation,” in Item 8, “Financial Statements and Supplementary Data,” in our 2017 Annual Report on Form 10-K.
(2)	Represents the approximate aggregate incremental cost to Amazon of security arrangements for Mr. Bezos in addition to security arrangements provided at business facilities and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit, and that the amount of the reported security expenses for Mr. Bezos is especially reasonable in light of his low salary and the fact that he has never received any stock-based compensation.
(3)	Represents the value of cash and/or shares of common stock we contributed to the named executive officer’s account in our 401(k) plan.
(4)	Mr. Blackburn became a named executive officer in 2016.
(5)	Reflects the value of cash and/or shares of common stock we contributed to the named executive officer’s account in our 401(k) plan and the approximate aggregate incremental cost to Amazon of security arrangements in addition to security arrangements provided at business facilities and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit.

Grants of Plan-Based Awards

The Company did not grant stock or other plan-based awards to the named executive officers in 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End and Stock Vested in 2017

The following table sets forth information concerning the outstanding stock awards held at December 31, 2017 by the named executive officers.

Outstanding Equity Awards at 2017 Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Jeffrey P. Bezos	—		$—
Brian T. Olsavsky
Restricted stock units	27,254	(2)	31,872,735
Jeffrey M. Blackburn
Restricted stock units	55,227	(3)	64,586,320
Andrew R. Jassy
Restricted stock units	85,227	(4)	99,670,420
Jeffrey A. Wilke
Restricted stock units	85,814	(5)	100,356,899

(1)	Reflects the closing market price of our common stock on December 29, 2017, $1,169.47, multiplied by the number of restricted stock units that were not vested as of December 31, 2017.
(2)	Reflects shares of our common stock subject to: (a) a restricted stock unit award that vested as to 748 shares on February 15, 2018; and vesting as follows, assuming continued employment: 781 shares on each of May 15, 2018 and August 15, 2018; 782 shares on each of November 15, 2018 and February 15, 2019; 1,479 shares on May 15, 2019; 1,480 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 1,137 shares on May 15, 2020; and 1,138 shares on each of August 15, 2020, November 15, 2020, and February 15, 2021; (b) a restricted stock unit award that vested as to 73 shares on February 15, 2018; and vesting as follows, assuming continued employment: 1,117 shares on each of May 15, 2018, August 15, 2018, November 15, 2018, and February 15, 2019; (c) a restricted stock unit award that vested as to 1,361 shares on February 15, 2018; and (d) a restricted stock unit award that vested as to 151 shares on February 15, 2018; and vesting as follows, assuming continued employment: 130 shares on each of May 15, 2018 and August 15, 2018; 131 shares on each of November 15, 2018 and February 15, 2019; 284 shares on May 15, 2019; 285 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 239 shares on each of May 15, 2020, August 15, 2020, November 15, 2020, and February 15, 2021; and 1,060 shares on each of May 15, 2021, August 15, 2021, November 15, 2021, and February 15, 2022.
(3)	Reflects shares of our common stock subject to: (a) a restricted stock unit award that vested as to 3,688 shares on February 15, 2018; (b) a restricted stock unit award vesting as follows, assuming continued employment: 2,441 shares on each of May 15, 2018, August 15, 2018, November 15, 2018, and February 15, 2019; 1,880 shares on each of May 15, 2019 and August 15, 2019; and 1,881 shares on each of November 15, 2019 and February 15, 2020; and (c) a restricted stock unit award that vested as to 1,037 shares on February 15, 2018; and vesting as follows, assuming continued employment: 1,667 shares on each of May 15, 2018 and August 15, 2018; 1,668 shares on each of November 15, 2018 and February 15, 2019; 1,692 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; 2,791 shares on each of May 15, 2020, August 15, 2020, and November 15, 2020; 2,792 shares on February 15, 2021; 2,153 shares on each of May 15, 2021, August 15, 2021, and November 15, 2021; and 2,154 shares on February 15, 2022.
(4)

Reflects shares of our common stock subject to: (a) a restricted stock unit award vesting as follows, assuming continued employment: 3,156 shares on each of May 15, 2018 and August 15, 2018; 3,157 shares on each of November 15, 2018 and February 15, 2019; 2,433 shares on May 15, 2019; and 2,434 shares on August 15, 2019 and quarterly thereafter through February 15, 2020; (b) a restricted stock unit award that vested as to 4,230 shares on February 15, 2018; (c) a restricted stock unit award that vested as to 495 shares on February 15, 2018; and vesting as follows, assuming continued employment: 952 shares on each of May 15, 2018, August 15, 2018, November 15, 2018, and February 15, 2019; 1,138 shares on May 15, 2019; 1,139 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 2,791 shares on each of May 15, 2020, August 15, 2020, and November 15, 2020; 2,792 shares on February 15, 2021; 2,153 shares on each of May 15, 2021, August 15, 2021, and November 15, 2021; and 2,154 shares on February 15, 2022; and (d) a restricted stock unit award vesting as follows, assuming continued employment: 4,500 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; and 3,000 shares on each of May 15, 2022, August 15, 2022, November 15, 2022, and February 15, 2023.

(5)	Reflects shares of our common stock subject to: (a) a restricted stock unit award vesting as follows, assuming continued employment: 3,512 shares on May 15, 2018 and quarterly thereafter through November 15, 2018; 3,513 shares on February 15, 2019; 2,708 shares on each of May 15, 2019 and August 15, 2019; and 2,709 shares on each of November 15, 2019 and February 15, 2020; (b) a restricted stock unit award that vested as to 5,312 shares on February 15, 2018; (c) a restricted stock unit award vesting as follows, assuming continued employment: 596 shares on each of May 15, 2018, August 15, 2018, and November 15, 2018; 597 shares on February 15, 2019; 864 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; 2,791 shares on each of May 15, 2020, August 15, 2020, and November 15, 2020; 2,792 shares on February 15, 2021; 2,153 shares on each of May 15, 2021, August 15, 2021, and November 15, 2021; and 2,154 shares on February 15, 2022; and (d) a restricted stock unit award vesting as follows, assuming continued employment: 4,500 shares on each of May 15, 2019, August 15, 2019, November 15, 2019, and February 15, 2020; and 3,000 shares on each of May 15, 2022, August 15, 2022, November 15, 2022, and February 15, 2023.

Stock Vested in 2017

The following table sets forth information concerning stock awards that vested during the last fiscal year with respect to the named executive officers.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jeffrey P. Bezos	—	$—
Brian T. Olsavsky	8,513	8,432,516
Jeffrey M. Blackburn	18,961	18,526,487
Andrew R. Jassy	19,663	19,117,919
Jeffrey A. Wilke	22,824	22,098,546

(1)	Amount is the number of shares of stock acquired upon vesting multiplied by the closing market price of our common stock on the vesting date (or the preceding trading day if the vesting date was not a trading day).

Potential Payments Upon Termination of Employment or Change-in-Control

Termination and Change-in-Control Agreements or Arrangements.    We do not have any contracts, agreements, or arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility, or change-in-control. Upon termination of employment for any reason, all unvested restricted stock units expire.

Change-in-Control Provisions of 1997 Plan.    In the event of (i) the merger or consolidation in which we are not the surviving corporation pursuant to which shares of common stock are converted into cash, securities, or other property (other than a merger in which holders of common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger),

(ii) the sale, lease, exchange, or other transfer of all or substantially all of our assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of common stock of any plan or proposal for our liquidation or dissolution (each a “Corporate Transaction”), the Leadership Development and Compensation Committee will determine whether provision will be made in connection with the Corporate Transaction for the assumption of stock-based awards under the 1997 Plan or the substitution of appropriate new awards covering the stock of the successor corporation or an affiliate of the successor corporation. If the Leadership Development and Compensation Committee determines that no such assumption or substitution will be made, vesting of outstanding awards under the 1997 Plan will automatically accelerate so that such awards become 100% vested immediately before the Corporate Transaction. On a hypothetical basis, assuming the Leadership Development and Compensation Committee had made such a determination in a Corporate Transaction that closed on December 31, 2017, the dollar value of the unvested stock-based awards held by named executive officers that would have vested based on the closing price of our common stock of $1,169.47 on December 29, 2017 is set forth in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	20,097,770	(1)	97,158,260	(2)
Equity compensation plans not approved by shareholders	—		18,812,972

Total	20,097,770	(3)	115,971,232

(1)	Includes 20,097,770 shares issuable pursuant to restricted stock unit awards, which awards may be granted only under our shareholder-approved 1997 Plan. There is no exercise price associated with a restricted stock unit award. Accordingly, we have not included a column in the table reporting the weighted-average exercise price of outstanding awards.
(2)	The 1997 Plan authorizes the issuance of options and restricted stock unit awards.
(3)	Excludes 67,238 shares of common stock issuable upon exercise of stock options having a weighted-average exercise price of $27.50 and 1,954 shares of common stock issuable upon vesting of restricted stock units under equity plans assumed by Amazon as a result of acquisitions.

Equity Compensation Plans Not Approved By Security Holders.    The Board adopted the 1999 Nonofficer Employee Stock Option Plan (the “1999 Plan”) to enable the grant of nonqualified stock options to employees, consultants, agents, advisors, and independent contractors of Amazon and its subsidiaries who are not officers or directors of Amazon. Restricted stock units, our primary form of stock-based compensation since 2002, are not granted from the 1999 Plan. The 1999 Plan, which does not have a fixed expiration date, has not been approved by our shareholders. The Leadership Development and Compensation Committee is the administrator of the 1999 Plan, and as such determines all matters relating to options granted under the 1999 Plan, including the selection of the recipients, the size of the grants, and the conditions to vesting and exercisability. The Leadership Development and Compensation Committee has delegated authority to make grants under the 1999 Plan to another committee of the Board and to certain officers, subject to specified limitations on the size and terms of such grants. A maximum of 40 million shares of common stock were reserved for issuance under the 1999 Plan.

PAY RATIO DISCLOSURE

The 2017 annual total compensation of our median compensated employee other than Mr. Bezos was $28,446; Mr. Bezos’ 2017 annual total compensation was $1,681,840, and the ratio of those amounts is 1-to-59. For purposes of identifying the median compensated employee, we took into account salary, bonus, and grant date fair value of RSUs granted during the year for all our employees as of December 31, 2017. We annualized this compensation for employees who did not work the entire year, except for employees designated as seasonal or temporary.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Justin Burks, an employee of Amazon, is the son-in-law of Thomas O. Ryder, a director. In 2017, Mr. Burks earned $160,000 in salary. He was also granted a restricted stock unit award with respect to 117 shares, vesting over 2.6 years. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Jeff Bezos, our President, CEO, and Chairman, owns Blue Origin, an aerospace manufacturer and spaceflight services company, and entities that publish The Washington Post, and we do business in the ordinary course with each company. In 2017, Amazon sold approximately $1.3 million of consumer goods to Blue Origin under a line of credit. In 2017, Amazon purchased or obtained approximately $3.2 million of advertising from, and paid approximately $4.9 million related to digital content to, the Washington Post entities, and the Washington Post entities paid Amazon approximately $1.5 million for subscriber services in 2017, all on terms negotiated on an arms-length basis.

On March 14, 2017, William B. Gordon resigned as a director of the Company in order to provide consulting services to us for two years, which includes being available as a non-voting Board observer. Under the consulting agreement, Mr. Gordon was granted a restricted stock unit award for 3,100 shares, vesting over two years.

The Audit Committee reviews and, as appropriate, approves and ratifies “related person” transactions, defined as any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements, or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000, (b) Amazon is a participant, and (c) any Related Person has or will have a direct or indirect material interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is an executive officer, director, or nominee for election as a director of Amazon, (b) greater than 5 percent beneficial owner of our outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of a person. We do not have written policies or procedures for related person transactions but rely on the Audit Committee’s exercise of business judgment, consistent with Delaware law, in reviewing such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2017, our officers, directors, and greater-than-10% shareholders timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by Amazon. Georgeson Inc. will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners, may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of the common stock held on the record date by such persons. We will pay Georgeson Inc. $13,500 plus variable amounts for additional proxy solicitation services. We will also reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other Amazon employees without additional compensation.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF SHAREHOLDERS

To be considered for inclusion in the proxy statement and proxy card for the 2019 Annual Meeting, proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and shareholder director nominations pursuant to the proxy access provisions of the Bylaws must be submitted in writing to the Corporate Secretary of Amazon.com, Inc., at the address of our principal offices (see “General” on page 1 of this Proxy Statement), and must be received no later than 6:00 p.m., Pacific Time, on Thursday, December 20, 2018 and, in the case of a proxy access nomination, no earlier than Tuesday, November 20, 2018. The submission of a shareholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.

Our Bylaws include separate advance notice provisions applicable to shareholders desiring to bring nominations for directors before an annual shareholders meeting other than pursuant to the Bylaws’ proxy access provisions or to bring proposals before an annual shareholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of Amazon.com, Inc. regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder who intends to present nominations or a proposal at the 2019 Annual Meeting of Shareholders other than pursuant to the Bylaws’ proxy access provisions or Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of Amazon.com, Inc. no earlier than January 30, 2019 and no later than March 1, 2019. However, if we hold the 2019 Annual Meeting of Shareholders more than 30 days before, or more than 60 days after, the anniversary of the 2018 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2019 Annual Meeting date, and not later than (i) the 90th day prior to the 2019 Annual Meeting date or (ii) the tenth day after public disclosure of the 2019 Annual Meeting date, whichever is later. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

AND PROXY STATEMENT

A copy of our combined Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”) accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2017 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name shareholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2017 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting “Annual Reports, Proxies and Shareholder Letters” at www.amazon.com/ir. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226, or by calling 1-800-426-6825. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

If you own shares in street name, you can also register to receive all future shareholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery at http://www.icsdelivery.com/amzn. Electronic delivery of shareholder communications helps save Amazon money by reducing printing and postage costs.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02RC3O 1 P C F + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, and 6. IMPORTANT ANNUAL MEETING INFORMATION 1a - Jeffrey P. Bezos 1b - Tom A. Alberg 1c - Jamie S. Gorelick 1d - Daniel P. Huttenlocher 1e - Judith A. McGrath 1f - Jonathan J. Rubinstein 1g - Thomas O. Ryder 1h - Patricia Q. Stonesifer 1i - Wendell P. Weeks 1. ELECTION OF DIRECTORS: For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION 5. SHAREHOLDER PROPOSAL REGARDING A POLICY TO REQUIRE AN INDEPENDENT BOARD CHAIR 4. SHAREHOLDER PROPOSAL REGARDING DIVERSE BOARD CANDIDATES SHAREHOLDER PROPOSALS (PROPOSALS 4 THROUGH 6): For Against Abstain For Against Abstain 6. SHAREHOLDER PROPOSAL REGARDING VOTE-COUNTING PRACTICES FOR SHAREHOLDER PROPOSALS For Against Abstain IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 P.M. Eastern Time on May 29, 2018. Vote by Internet • Go to www.envisionreports.com/amzn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Change of Address — Please print your new address below. Comments — Please print your comments below. C Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Proof of ownership and photo ID required for attendance. You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Annual Meeting of Shareholders — May 30, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned shareholder of Amazon.com, Inc., a Delaware corporation (the “Company”), hereby appoints Jeffrey P. Bezos, Brian T. Olsavsky, and David A. Zapolsky, or any one of them, with full power of substitution in each, as proxies to cast all votes that the undersigned is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at 9:00 a.m., Pacific Time, on May 30, 2018 at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, or any adjournment or postponement thereof, with authority to vote upon the matters set forth on the reverse side of this Proxy Card and in their discretion upon such other matters as may be properly presented at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DIRECTION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. IF DIRECTION IS NOT GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. (Continued and to be marked on the other side) Proxy — AMAZON.COM, INC. + + IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02RC6O 1 P C F + Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, and 6. 1a - Jeffrey P. Bezos 1b - Tom A. Alberg 1c - Jamie S. Gorelick 1d - Daniel P. Huttenlocher 1e - Judith A. McGrath 1f - Jonathan J. Rubinstein 1g - Thomas O. Ryder 1h - Patricia Q. Stonesifer 1i - Wendell P. Weeks 1. ELECTION OF DIRECTORS: For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION 5. SHAREHOLDER PROPOSAL REGARDING A POLICY TO REQUIRE AN INDEPENDENT BOARD CHAIR 4. SHAREHOLDER PROPOSAL REGARDING DIVERSE BOARD CANDIDATES SHAREHOLDER PROPOSALS (PROPOSALS 4 THROUGH 6): For Against Abstain For Against Abstain 6. SHAREHOLDER PROPOSAL REGARDING VOTE-COUNTING PRACTICES FOR SHAREHOLDER PROPOSALS For Against Abstain IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 P.M. Eastern Time on May 25, 2018. Vote by Internet • Go to www.envisionreports.com/amzn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Important Notice Regarding the Availability of Proxy Materials for the Amazon.com, Inc. Shareholder Meeting to be Held on May 30, 2018 You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn Change of Address — Please print your new address below. Comments — Please print your comments below. C Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Proof of ownership and photo ID required for attendance. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Annual Meeting of Shareholders — May 30, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned participant in the Amazon.com Company Stock Fund of the Amazon.com 401(k) Plan hereby directs Vanguard Fiduciary Trust Company, the trustee of the Amazon.com 401(k) Plan, to vote his or her Amazon.com Company Stock Fund shares as indicated on the reverse side of this Proxy Card, or if not so indicated, in accordance with the Amazon.com 401(k) Plan document (generally, in the same proportion as the shares for which the trustee received timely voting instructions). (Continued and to be marked on the other side) Proxy — AMAZON.COM, INC. + + IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

April 19, 2018

Re:	Important Notice Regarding the Availability of Proxy Materials for the
Amazon.com, Inc. Shareholder Meeting to be Held on May 30, 2018

Dear 401(k) Plan Participant:

Enclosed are the 2017 Annual Report for Amazon.com, Inc. (the “Company”) and a Proxy Statement and proxy card for the Company’s 2018 Annual Meeting of Shareholders. You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn.

The Amazon.com 401(k) Plan allows each plan participant to direct the voting of the shares of common stock of the Company that are allocated to the participant’s 401(k) plan account. By following the instructions for Internet, mobile device, or telephone voting on the enclosed proxy card, or by marking, signing, and mailing the proxy card in the envelope provided, you may instruct Vanguard Fiduciary Trust Company, the trustee of the Amazon.com 401(k) Plan, how to vote the shares of the common stock of the Company allocated to your 401(k) plan account on the matters presented at the Company’s 2018 Annual Meeting. The trustee will vote as you have directed. All shares for which voting instructions are not timely received will be voted by the trustee on each matter in the same proportion as the shares for which the trustee received timely voting instructions, except in the case where to do so would be inconsistent with applicable law. Your vote will be kept confidential except to the extent necessary to comply with applicable law.

Votes will be tabulated by the Company’s transfer agent, Computershare. To be timely, your voting instructions must be received by Computershare no later than 11:59 PM Eastern Time on May 25, 2018.

VOTING VIA THE INTERNET, MOBILE DEVICE, OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. USING THE INTERNET, MOBILE DEVICE, OR TELEPHONE HELPS SAVE YOUR COMPANY MONEY BY REDUCING POSTAGE AND PROXY TABULATION COSTS.